As filed with the Securities and Exchange Commission on April 14, 1999
                                                          Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                         Form S-3 Registration Statement
                        Under the Securities Act of 1933
                                 ---------------

                                MICROVISION, INC.
             (Exact name of registrant as specified in its charter)

WASHINGTON                                                     91-1600822
(State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                          Identification No.)

                            19910 North Creek Parkway
                             Bothell, WA 98011-3008
                           (425) 415-6847 (telephone)
                           (425) 415-0066 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

                                 ---------------

                   Richard A. Raisig, Chief Financial Officer
                            19910 North Creek Parkway
                             Bothell, WA 98011-3008
                           (425) 415-6614 (telephone)
                           (425) 481-1625 (facsimile)

                     (Name, address, including zip code, and
  telephone and facsimile numbers, including area code, of agent for services)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
Title of Each           Amount               Proposed Maximum       Proposed Maximum       Amount of
Class of Securities     to be                Offering Price Per     Aggregate Offering     Registration
Registered              Registered (1)       Share (2)              Price (2)              Fee
-------------------     ----------------     ------------------     ------------------     --------------
Common Stock,           1,231,010 shares     $19.05                 $20,106,586            $5,730
no par value
=========================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon exercise of the common stock purchase warrants described herein pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits or similar events.

(2) Of the shares being registered hereby, 145,495 are issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $19.05 per share, and 418,848 are issuable upon exercise of outstanding common stock purchase warrants at an exercise price of $17.91 per share. The proposed maximum offering price per share and maximum aggregate offering price for the balance of the shares being registered hereby is calculated in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated April 14, 1999


                                MICROVISION, INC.

                        1,231,010 shares of Common Stock

     These shares of common stock are being offered and sold from time to time by one of our current shareholders. We issued the shares, or reserved the shares for issuance, to the selling shareholder in connection with investments that the selling shareholder made in the Company in April 1999.

     The selling shareholder may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholder's possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 13. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "MVIS." On April 14, 1999, the closing price for our common stock was $16.00 per share.

                         -------------------------------

     This shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 4 in determining whether to purchase shares of our common stock.

                        -------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

            The date of this Prospectus is __________________, 1999.

                                TABLE OF CONTENTS

          Section                                                   Page
          -------                                                   ----
          Our Business .........................................       3
          Risk Factors .........................................       4
          Selling Shareholder ..................................      12
          Plan of Distribution .................................      13
          Experts ..............................................      14
          Limitation of Liability and Indemnification ..........      15
          Information Incorporated by Reference ................      15
          Available Information ................................      16


     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 15. Neither Microvision nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

     The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

                                  OUR BUSINESS

     Microvision develops information display technologies that allow electronically generated images and information to be projected to the retina of the viewer's eye. We have developed prototype Virtual Retinal Display(TM) ("VRD(TM)") devices, including portable color and monochrome versions, and currently are refining, developing and marketing our VRD technology for commercial applications. We expect to commercialize our technology through the development of products and as a supplier of personal display technology to original equipment manufacturers. We believe the VRD technology will be useful in a variety of applications, including portable communications and visual simulation for defense, medical, industrial and consumer markets that may include superimposing images on the user's field of vision. We expect that our technology will allow for the production of highly miniaturized, lightweight, battery-operated displays that can be held or worn comfortably. Microvision's scanning technology also may be applied to the capturing of images, in such possible applications as a digital camera or a bar code reader.

     Our objective is to be a leading provider of personal display products and imaging technology in a broad range of professional and consumer applications. We intend to achieve this objective and to generate revenues by licensing our technology to original equipment manufacturers of consumer electronics products; providing engineering services associated with cooperative development arrangements and research contracts; and manufacturing and selling high-performance personal display products to professional users, directly or through joint ventures.

     Microvision was incorporated in 1993. Our principal executive offices are located at 19910 North Creek Parkway, Bothell, WA 98011-3008, and our telephone number is (425) 415-6847.

                                  RISK FACTORS


-------------------------------------------------------------------------------
     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Microvision's common stock. You should not purchase any of the shares unless you can afford a complete loss of your investment.
-------------------------------------------------------------------------------

     Our Technology May Not Be Commercially Acceptable. Our success will depend on the successful development and commercial acceptance of the VRD technology. To achieve commercial success, this technology and products incorporating this technology must be accepted by original equipment manufacturers and end users, and must meet the expectations of our potential customer base. We cannot be certain that the VRD technology or products incorporating this technology will achieve market acceptance.

     We Have Not Completed Development of a Commercial Product. Although we have developed prototype VRD displays, we must undertake significant additional research, development and testing before we are able to produce any products for commercial sale. We cannot be certain that we will be successful in further refining the VRD technology to produce marketable products. In addition, product development delays or the inability to enter into relationships with potential product development partners may delay the introduction of, or prevent us from introducing, commercial products. Any delay in developing and producing, or the failure to develop and produce, commercially viable products would have a material adverse effect on our business, operating results, and financial condition.

     We Have Experienced Net Losses in Each Year of Operations and Do Not Expect to Have Earnings At Least Through 2000. We have experienced net losses in each year of operations and, as of December 31, 1998, had an accumulated deficit since inception of $22.8 million. We incurred net losses of $3.5 million in 1996, $4.9 million in 1997, and $7.3 million in 1998. Our revenues to date have been generated from development contracts. We do not expect to generate significant revenues from product sales in the near future. The likelihood of our success must be considered in light of the expenses, difficulties, and delays frequently encountered by businesses formed to develop new technologies. In particular, our operations to date have focused primarily on research and development of the VRD technology and prototypes, and we have developed marketing capabilities only during the past year. We are unable to estimate future operating expenses and revenues based upon historical performance. Our operating results will depend, in part, on matters over which we have no control, including, without limitation:

     o our ability to achieve market acceptance of the VRD technology and products incorporating that technology;

     o our ability to develop and manufacture commercially viable products incorporating the VRD technology;

     o    the level of contract revenues in any given period;

     o    our expense levels and manufacturing costs; and

     o technological and other developments in the electronics, computing, information display and imaging industries.

We cannot be certain that we will be successful in obtaining additional development contracts, or that we will be able to generate purchase orders for products incorporating the VRD technology. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2000 and possibly thereafter. We cannot be certain that the Company will become profitable or cash flow positive at any time in the future.

     We Rely on Our Patents and Other Proprietary Technology and May Be Unable to Protect Them Adequately. Our success will depend in part on the ability of the Company, the University of Washington, and the Company's other licensors to maintain the proprietary nature of the VRD and related technologies. Although our licensors have patented various aspects of the VRD technology and we continue to file our own patent applications covering VRD features and related technologies, we cannot be certain as to the degree of protection offered by these patents or as to the likelihood that patents will be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may lack sufficient breadth to protect adequately the aspects of our technology to which the patents relate.

     We cannot be certain that our competitors, many of which have substantially greater resources than us and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell our products. In addition, we are aware of several patents held by third parties that relate to certain aspects of retinal scanning devices. These patents could be used as a basis to challenge the validity of the University of Washington's patent rights, to limit the scope of the University's patent rights or to limit the University's ability to obtain additional or broader patent rights. A successful challenge to the validity of the University's patents could limit our ability to commercialize the VRD technology and, consequently, materially and adversely effect our business, operating results, and financial condition.

     Moreover, we cannot be certain that such patent holders or other third parties will not claim infringement by the Company or by the University with respect to current and future technology. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually issue with claims that will be infringed by the Company's products or the VRD technology. The defense and prosecution of a patent suit would be costly and time-consuming, even if the outcome were ultimately favorable to us. An adverse outcome in the defense of a patent suit could subject us to significant liabilities, require the Company and others to cease selling products that incorporate VRD technology or cease licensing the VRD technology, or require disputed rights to be licensed from third parties. Such licenses may not be available on satisfactory terms, or at all. Moreover, if claims of infringement are asserted against future co-development partners or customers of the Company, those partners or customers may seek indemnification from us for damages or expenses they incur.

     We also rely on unpatented proprietary technology. Third parties could develop the same or similar technology or otherwise obtain access to our proprietary technology. We cannot be certain that we will be able to adequately protect our trade secrets, know-how or other proprietary information or to prevent the unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

     Our Rights to the VRD Technology Are Subject to Our License Agreement with the University of Washington. Our success depends on technology that we have licensed from the University of Washington. If the University of Washington were to violate the terms of our license agreement, our business, operations, and prospects could be materially and adversely affected. In addition, we could lose the exclusivity under the UW License Agreement if we fail to respond timely to claims of infringement with respect to the VRD technology. The loss of exclusivity under the UW License Agreement could have a materially adverse effect on the Company's business, operating results, and financial condition.

     Our Future Success Depends on Collaboration with Third Parties. Our strategy for developing, testing, manufacturing and commercializing the VRD technology and products incorporating the VRD technology includes entering into cooperative development and sales and marketing arrangements with corporate partners, original equipment manufacturers, and other third parties. We cannot be certain that we will be able to negotiate such arrangements on acceptable terms, if at all, or that such arrangements will be successful in yielding commercially viable products. If we are unable to establish such arrangements, we would require additional working capital to undertake such activities on our own and would require extensive manufacturing, sales and marketing expertise that we do not currently possess. In addition, we could encounter significant delays in introducing the VRD technology into certain markets or find that the development, manufacture or sale of products incorporating the VRD technology in such markets would not be feasible without, or would be adversely affected by the absence of, such arrangements. To the extent that we enter into cooperative development, sales and marketing or other joint venture arrangements, our revenues will depend upon the efforts of third parties. We cannot be certain that any such arrangements will be successful.

     The Information Display Industry Is Highly Competitive and We May Not Be Able to Keep Up With Rapid Technological Change. Our products and the VRD technology will compete with established manufacturers of miniaturized CRT and flat panel display devices, many of which have substantially greater financial, technical and other resources than us and many of which are developing alternative miniature display technologies. We also will compete with other developers of miniaturized display devices.

     The electronic information display industry has been characterized by rapidly changing technology, accelerated product obsolescence, and continuously evolving industry standards. Our success will depend upon our ability to further develop the VRD technology and to introduce new products and features in a timely manner to meet evolving customer requirements. We may not succeed in these efforts. Our business and results of operations will be materially and adversely affected if we incur delays in developing our products or if such products do not gain broad market acceptance. In addition, our competitors may develop information display technologies and products that would render the VRD technology or our proposed products commercially infeasible or technologically obsolete. We cannot be certain that the VRD technology or our proposed products will remain competitive with such advances or that we will have sufficient funds to invest in new technologies or processes.

     We Lack Manufacturing Capability. Our success depends in part on our ability to manufacture our components and future products to meet high quality standards in commercial quantities at competitive prices. To date, we only have produced prototype products for research, development and demonstration purposes, and currently lack the capability to manufacture products in commercial quantities. Accordingly, we will be required to obtain access through our partners or contract manufacturers to manufacturing capacity and processes for the commercial production of our future products. We cannot be certain that the Company will successfully obtain access to these manufacturing resources or, if it does, that these resources will be able to manufacture components to our design and quality specifications. Future manufacturing difficulties or limitations of our suppliers could result in:

     o a limitation on the number of products incorporating the VRD technology that can be produced;

     o unacceptably high prices for components, with a resulting loss of profitability and loss of competitiveness for our products; and

     o increased demands on our financial resources, possibly requiring additional equity and/or debt financings to sustain our business operations.

     We Are Substantially Dependent on Partners in the Defense and Aerospace Industries. Our revenues to date have been derived principally from product development research relating to defense and aerospace applications of the VRD technology. The Company believes that development programs and sales of potential products in these markets will represent a significant portion of our future revenues. Developments that adversely affect the defense and aerospace sectors, including delays in government funding and a general economic downturn, could, in turn, materially and adversely affect the Company's business and operating results.

     We May Require Additional Capital to Continue to Implement Our Business Plan. The Company believes that its current cash and investment balances will satisfy its budgeted capital and operating requirements for at least the next 12 months, based on our current operating plan. Actual expenses, however, may exceed budgeted amounts and we may require additional capital to fund long-term operations and business development. Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can develop the VRD technology, our ability to attract partners for product development and licensing arrangements, and the market acceptance and competitive position of products that incorporate the VRD technology. We cannot be certain that we will be able to obtain financing when needed or that we will be able to obtain financing on satisfactory terms. If additional funds are raised through the issuance of equity, convertible debt or similar securities, shareholders may experience additional dilution and such securities may have rights or preferences senior to those of the Common Stock. Moreover, if adequate funds were not available to satisfy our short-term or long-term capital requirements, we would be required to limit our operations significantly.

     A Substantial Number of Our Shares Are Eligible for Future Sale and Could Depress Market Prices. The sale of a substantial number of shares of our common stock in the public market or the prospect of such sales could materially and adversely affect the market price of the common stock. As of April 14, 1999, we had outstanding:

     o    6,622,967 shares of common stock;

     o 5,000 shares of Series B Convertible Preferred Stock convertible into 400,000 shares of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications, and similar events, and excluding unpaid and accrued dividends payable in shares of common stock;

     o    publicly-traded warrants to purchase 2,273,926 shares of common stock;

     o    privately placed warrants to purchase 666,563 shares of common stock;
          and

     o    "representative warrants" to purchase 286,150 shares of common stock.

Almost all of our outstanding shares of common stock may be sold without substantial restrictions. In addition, as of April 14, 1999, we had granted options under our option plans to purchase an aggregate of 2,724,258 shares of common stock. All of the shares purchased under the option plans are available for sale in the public market, subject in some cases to volume and other limitations. We also have granted the holder of our Series B Stock options to purchase an aggregate of 3,520 additional shares of Series B Stock convertible into 200,000 shares of common stock.

     Sales in the public market of substantial amounts of common stock, including sales of common stock issuable upon conversion of the Series B Stock or the exercise of the outstanding warrants, could depress prevailing market prices for the common stock. Even the perception that such sales could occur may adversely impact market prices.

     Additional Shares Potentially Issuable By Us Would Dilute Your Shareholdings and Could Hinder Our Ability to Obtain Additional Financing

     Under the terms of the agreement under which the selling shareholder acquired its shares of common stock, we are required to issue up to 225,774 additional shares of common stock to the selling shareholder pursuant to certain "adjustment" rights if the market price (as defined in the agreement) of our common stock is less than $14.325 on the date on which the registration statement of which this prospectus is a part is declared effective by the SEC. The number of additional "adjustment shares" that may be issuable to the selling shareholder is illustrated below:

                                         Number of
            Market Price            Adjustment Shares
          of Common Stock*               Issuable
              $15.00                        - 0 -
              $14.00                       10,235
              $12.00                       85,423
              $10.00                      190,686
          $9.48 or below                  225,774

* Defined as the lower of (i) the average closing bid price during the ten trading days ending on the trading day immediately preceding the "adjustment date" or (ii) the closing bid price on the trading day immediately preceding the adjustment date.

     The existence of this adjustment right, as well as the existence of our outstanding warrants and options, may hinder our ability to undertake future equity financings. Further, the holders of such warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Such factors could materially and adversely affect our ability to meet our capital needs.

     Continued Development Funding is Uncertain; Our Quarterly Performance May Vary Significantly. Our revenues to date have been generated from a limited number of development contracts with U.S. government agencies and commercial partners. If the U.S. government or our current and prospective commercial partners were to reduce or delay funding of development programs involving new information display technologies, our business, operating results, and financial condition could be materially and adversely affected.

     In addition, our quarterly operating results may vary significantly based on the status of particular development programs and the timing of deliverables under specific development agreements.

Because of these factors, revenue, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

     We Rely on Our Key Personnel. Our success depends on our officers and other key personnel and on the ability to attract and retain qualified new personnel. Achievement of our business objectives will require substantial additional expertise in the areas of sales and marketing, technology and product development, and manufacturing. Competition for qualified personnel in these fields is intense, and the inability to attract and retain additional highly skilled personnel, or the loss of key personnel, could have a material adverse effect on our business, operating results and financial condition.

     We Face Potential Year 2000-Related Risks. The effect on the Company of an internal Y2K failure, a third party Y2K failure or a combination of internal and external Y2K failures could range from a minor disruption in our purchases to an extended interruption in the information technology ("IT") and non-IT systems of third parties whose operations materially impact our operations. Such an interruption could result in a material adverse effect on the Company's business, operating results, and financial position.

     Our Products May Be Subject to Future Health and Safety Regulation. Except for regulations related to the labeling of devices that emit electro-magnetic radiation, we are not aware of any health or safety regulations applicable to products incorporating the VRD technology. We cannot be certain, however, that new health and safety regulations will not be promulgated that might materially and adversely affect the Company's ability to commercialize the VRD technology. Any such regulation could have a material and adverse effect on our business, operating results, and financial condition.

     Our Stock Price May Be Volatile. The trading price of our common stock could be subject to significant fluctuations in response to, among other factors:

     o    variations in quarterly operating results;

     o    changes in analysts' estimates;

     o    announcements of technological innovations by us or our competitors;
          and

     o general conditions in the information display and electronics industries.

In addition, the stock market is subject to price and volume fluctuations that particularly affect the market prices for small capitalization, high technology companies. These fluctuations are often unrelated to the operating performance of these companies.

     Certain Provisions of our Articles Could Make a Proposed Acquisition That is Not Approved by Our Board of Directors More Difficult. Our Amended and Restated Articles of Incorporation give our Board of Directors the authority to issue, and to fix the rights and preferences of, shares of our preferred stock without shareholder action, which may have the effect of delaying, deterring or preventing a change in control of the Company. Furthermore, the Articles of Incorporation provide that the written demand of at least 25% of the outstanding shares is required to call a special meeting of the shareholders. In addition, certain provisions of Washington law could have the effect of delaying, deterring or preventing a change in control of the Company.

     We Do Not Anticipate Declaring Any Dividends. We have not previously paid any dividends on our common stock and for the foreseeable future expect to retain any earnings to finance the development and expansion of our business.


-------------------------------------------------------------------------------
                Special Note Regarding Forward-Looking Statements

Some of the statements contained in this prospectus discuss future expectations, contain projections or results of operations or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ from those contemplated by the statements and, therefore, these statements are not guarantees of our future performance.
-------------------------------------------------------------------------------

                               SELLING SHAREHOLDER

     On April 1, 1999, Capital Ventures International (the "selling shareholder") acquired 440,893 shares of common stock (the "Initial Shares"), a warrant to purchase 145,495 shares of common stock ("Series 1 Warrant") and a warrant to purchase 418,848 shares of common stock ("Series 2 Warrant"). In addition, if the Company's common stock trades below a certain level at the time the registration statement of which this prospectus constitutes a part becomes effective, the Company is obligated to issue up to an additional 225,774 shares of common stock to the selling shareholder as Adjustment Shares. See "Risk Factors - Additional Shares Potentially Issuable By Us Would Dilute Your Shareholdings and Could Hinder Our Ability to Obtain Additional Financing." The material terms of this transaction are described in the Company's Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

     The Series 1 Warrant and Series 2 Warrant are exercisable at $19.05 and $17.91 per share, respectively. These exercise prices are subject to adjustment under certain circumstances in the event of stock splits, stock dividends, recapitalizations, reclassifications, and similar events, and if the Company sells certain securities at less than the market price (as defined in the warrants) of the Company's common stock. The exercise price does not adjust for changes in market price or other performance criteria. The Series 1 Warrant may, under certain circumstances, be converted into shares of common stock in a "cashless exercise" pursuant to which the converting holder may surrender to the Company a number of shares of common stock having a market value equal to the aggregate exercise price of the warrant being converted, reducing the total number of shares to be issued by the Company upon such conversion.

     The Initial Shares, the maximum number of shares of common stock issuable as Adjustment Shares and upon exercise of the Series 1 Warrant, and the number of shares issuable upon exercise of the Series 2 Warrant have been registered in the registration statement of which this prospectus is a part.

     The following table sets forth certain information as of April 14, 1999, regarding the ownership of the common stock by the selling shareholder and as adjusted to give effect to the sale of the shares offered hereby. The information relating to the shares owned by the selling shareholder prior to the offering excludes the number of shares issuable upon exercise of the Series 1 Warrant and the Series 2 Warrant. The information relating to the shares being offered hereby represents:

     o    the Initial Shares;

     o the maximum number of shares of common stock issuable as Adjustment Shares; and

     o the maximum number of shares of common stock issuable upon exercise of the Series 1 Warrant and the Series 2 Warrant.

                                                                             Ownership After Offering
                                                                               if All Shares Offered
                                         Shares                                   Hereby Are Sold
                                      Owned Prior         Shares Being
Selling Shareholder                   to Offering            Offered            Shares         Percent
------------------------------     -----------------     ---------------     ------------   -------------
Capital Ventures International           440,893            1,231,010            -0-              -

     The selling shareholder is not entitled to exercise the Series 1 Warrant to the extent that the shares to be received by the selling shareholder upon such exercise would cause the selling shareholder to beneficially own more than 9.99% of the outstanding shares of the Company's common stock. Therefore, the number of shares set forth above and which the selling shareholder may sell pursuant to this prospectus may exceed the number of shares that the selling shareholder would otherwise beneficially own as determined pursuant to Section 13(d) of the Securities Exchange Act, as amended.

     The selling shareholder and its officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

     In recognition of the fact that the selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, the Company agreed with the selling shareholder to file with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling shareholder.


                              PLAN OF DISTRIBUTION

     The shares of common stock are being offered on behalf of the selling shareholder, and the Company will not receive any proceeds from the Offering. The shares of common stock may be sold or distributed from time to time by the selling shareholder, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agent or may acquire such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be subject to change. The sale of the shares of common stock may be effected through one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; and (v) any combination of the foregoing, or by any other legally available means. In addition, the selling shareholder or its successor- in- interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the position they assume with the selling shareholder. The selling shareholder or its successor-in-interest also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of common stock, which shares of common stock may be resold thereafter pursuant to this prospectus. We cannot be certain that all or any of the shares of common stock will be issued to, or sold by, the selling shareholder.

     Brokers, dealers, underwriters or agents participating in the sale of the shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholder and any broker-dealers or other persons who act in connection with the sale of the common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the selling shareholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the selling shareholder and any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     The selling shareholder and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholder or any other such persons. The foregoing may affect the marketability of the common stock.

     The Company will pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company and the selling shareholder each has agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Microvision, Inc., for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Amended and Restated Bylaws authorize the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          (1)  Annual Report on Form 10-K for the year ended December 31, 1998;

          (2) Current Report on Form 8-K for the event of January 14, 1999, as filed with the SEC on January 28, 1999; and

          (3) The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 33-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008, telephone (425) 415-6847.

     The information relating to the Company contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.


                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the Registration statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

          SEC Registration fee.........................       $  5,730

          Nasdaq listing fee...........................       $ 17,500

          Legal fees...................................       $  7,500

          Accountant's Fees............................       $  5,000

          Printing Fees................................       $      0

          Miscellaneous................................       $    270
                                                              --------

          Total........................................       $ 36,000

Item 15.  Indemnification of Officers and Directors.
          -----------------------------------------

     Article 7 of the Company's Amended and Restated Articles of Incorporation and Section 10 of the Company's Restated Bylaws authorize the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 6 of the Company's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16.  Exhibits.
          --------

   3.1    Amended and Restated Articles of Incorporation of the Company (1)

   3.1.1 Articles of Amendment Containing the Statement of Rights and Preferences of the Series B Convertible Preferred Stock of the Company
          (2)

   3.2    Amended and Restated Bylaws of the Company (3)

   4.1 Securities Purchase Agreement dated April 1, 1999, by and between the Company and Capital Ventures International (4)

   4.2 Registration Rights Agreement dated April 1, 1999, by and between the Company and Capital Ventures International (4)

   4.3 Series 1 Stock Purchase Warrant issuable to Capital Ventures International (4)

   4.4 Series 2 Stock Purchase Warrant issuable to Capital Ventures International (4)

   5      Opinion on Legality (5)

   23     Consent of PricewaterhouseCoopers LLP

   24     Power of Attorney (included on signature page hereof)

------------------

(1) Incorporated by reference to the Registration Statement on Form SB-2, Registration No. 33-5276-LA.

(2) Incorporated by reference to the Current Report on Form 8-K for the event of January 14, 1999, as filed on January 28, 1999

(3) Incorporated by reference to the Quarterly Report on Form 10-QSB for the quarterly period ending June 30, 1998

(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998

(5)  To be filed by amendment.

Item 17.  Undertakings.
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on April 14, 1999.

                                       MICROVISION, INC.


                                       By: /s/
                                       ----------------------------------------
                                           Richard F. Rutkowski
                                           President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Richard F. Rutkowsi and Richard A. Raisig, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 14th day of April, 1999:

Signature and Title
-------------------


/s/                                      /s/
----------------------------------       ---------------------------------
Richard F. Rutkowski                     Robert A. Ratliffe
President, Chief Executive               Director
Officer and Director


/s/                                      /s/
----------------------------------       ---------------------------------
Stephen R. Willey                        Jacob Brouwer
Director                                 Director


/s/
----------------------------------       ---------------------------------
Richard A. Raisig                        Richard A. Cowell
Chief Financial Officer (Principal       Director
financial and accounting officer)
and Director


/s/
----------------------------------       ---------------------------------
Walter J. Lack                           Douglas Trumbull
Director                                 Director


/s/
----------------------------------       ---------------------------------
William A. Owens                         Margaret Elardi
Director                                 Director